Exhibit 99.1
Released on May 27, 2011, at 12:11 p.m. by PR Newswire
FOR IMMEDIATE RELEASE

Contact:	Martha Fleming, Steve Brolly
Fidelity Southern Corporation
(404) 240-1504
FIDELITY SOUTHERN ANNOUNCES SUCCESSFUL CAPITAL RAISE
BUYS BRANCH IN MCDONOUGH
ATLANTA, GA (May 27, 2011) — Fidelity Southern Corporation (the Company) (NASDAQ: LION), parent of Atlanta based Fidelity Bank, announced that it has successfully raised $14.4 million in a private placement of common stock. Since January 2010, in addition to the $14.4 million today, the Company has raised new capital of $2.5 million and has earned $12 million, enhanced liquidity, and grown demand deposits by $218.2 million or 53.2%.
The 2,167,166 shares were sold for $6.65 per share, with no investor purchasing shares resulting in beneficial ownership of more than 9.9% of the Company’s common stock. This capital raise improves the Company’s capital ratios on a pro forma basis, increasing the total risk based capital to 15.07% and TCE to tangible assets ratio to 5.56%. In addition, the pro forma classified asset ratio improves to 53.91%.
Palmer Proctor, President, said “the earnings strength of the Company and the Company’s position in its markets in Atlanta and Jacksonville attracted this additional investment.” Steve Brolly, CFO, said “the proceeds will be used for ongoing organic growth and for strategic opportunities.” The Company also announced the purchase of its 25th branch in McDonough, Georgia. The branch is scheduled to open in July, after remodeling.
Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and credit-related insurance products through 25 branches in Atlanta, Georgia, and Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided through employees located throughout nine Southern states. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.